Exhibit 15
March 2, 2006
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
RE:    Tollgrade Communications, Inc.
1)	Form S-8 (Registration No. 333-4290, 333-65502, 333-83007 and 333-95965) 1995 Long-Term Incentive Plan and Individual Stock Options Granted to Certain Directors and Employees Prior to the Adoption of the Plan

2)	Form S-8 (Registration No. 333-52907, 333-55470 and 333-096969) 1998 Employee Incentive Compensation Plan
Commissioners:
We are aware that our report dated May 2, 2005, except for the restatement discussed in Note 2 as to which the date is March 2, 2006, on our review of interim financial information of Tollgrade Communications, Inc. for the three-month periods ended March 26, 2005 and March 27, 2004 included in the Company’s quarterly report on Form 10-Q/A for the quarter ended March 26, 2005 is incorporated by reference in its Registration Statements referred to above.
Very truly yours
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

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